                                                                    EXHIBIT 4.3



                                 FIRST AMENDMENT

                                     to the

                       AMENDED AND RESTATED LOAN AGREEMENT

      This FIRST AMENDMENT to the AMENDED AND RESTATED LOAN AGREEMENT (this "Amendment"), dated as of April 18, 1997, is by and between LEEMILT'S PETROLEUM, INC., a New York corporation having its principal office at 125 Jericho Turnpike, Jericho, New York 11753 (the "Borrower") and FLEET NATIONAL BANK (successor in interest to Fleet Bank of Massachusetts, N.A.), a national banking association having its principal place of business at One Federal Street, Boston, Massachusetts 02110 (the "Bank").

      WHEREAS, the Borrower and the Bank are parties to that certain Amended and Restated Loan Agreement, dated as of October 27, 1995 (the "Loan Agreement"), pursuant to which the Bank, upon certain terms and conditions, has made a loan to the Borrower;

      WHEREAS, Getty Petroleum Corp., a Delaware corporation ("Getty"), the parent corporation of the Borrower and the guarantor of the Loans (as defined in the Loan Agreement), has decided to spin-off its petroleum marketing business to its shareholders on a tax-free basis effective as of March 21, 1997, so as to separate Getty's real estate business from its petroleum marketing business;

      WHEREAS, Getty has formed Getty Petroleum Marketing Inc., a Maryland corporation ("Marketing"), to hold and operate its petroleum marketing and related businesses;

      WHEREAS, the Board of Directors of Getty has declared a special distribution of the common stock of Marketing to the shareholders of Getty which was effectuated on March 31, 1997;

      WHEREAS, Getty will retain its real estate business and lease the Stations (as defined in the Loan Agreement) on a long-term net basis to

Marketing pursuant to a Master Lease Agreement dated as of February 1, 1997;

      WHEREAS, effective as of March 31, 1997, Getty Realty Corp., a Delaware corporation, merged with and into Getty and Getty in turn changed its name to "Getty Realty Corp." ("Realty");

      WHEREAS, the Borrower has requested that certain provisions of the Loan Agreement be amended in order, among other things, to provide for certain changes; and

      WHEREAS, the Bank, subject to the terms and provisions hereof, has agreed to amend the Loan Agreement in order to provide for the foregoing matters;

      NOW, THEREFORE, the Borrower and the Bank hereby agree as follows:

      Section 1. Defined Terms. Capitalized terms used in this Amendment without definition that are defined in the Loan Agreement shall have the meanings set forth in the Loan Agreement.

      Section 2. Amendment to Loan Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 5 hereof, the Loan Agreement is hereby amended as follows:

            Section 2.1. The definition of Getty set forth in Section 1 of the Loan Agreement is hereby deleted in its entirety.

            Section 2.2. The following definitions are hereby added to Section 1 of the Loan Agreement in the alphabetically appropriate order:

                  Lease means the Lease Agreement dated as of February 1, 1985, covering the Stations, between the Borrower and Realty, as amended and in effect on the date hereof, and as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

                  Marketing means Getty Petroleum Marketing Inc., a Maryland corporation.

                  Master Lease means the Master Lease Agreement dated as
            February 1, 1997 between Realty (f/k/a Getty Petroleum Corp.) and Marketing.

                  Realty means Getty Realty Corp., a Delaware corporation,
            successor by name change to Getty Petroleum Corp.

                  Three Party Lease Agreement means the Three Party Lease
            Agreement of even date herewith by and among Realty, the Borrower and the Bank relating to the Stations.

            Section 2.3. All references in the Loan Agreement to "Getty" shall be deemed to be references to "Realty".

            Section 2.4. In line 1 of the definition of Bank in Section 1 of the Loan Agreement, the words "Fleet National Bank, a national banking association, as successor in interest to" shall be inserted after the word "means".

            Section 2.5. In line 3 of the definition of Earnings Before Interest, Taxes, Depreciation and Amortization in Section 1 of the Loan Agreement, the words "Getty and its Subsidiaries" are hereby deleted and the words "Realty and Marketing and their Subsidiaries" are substituted in place thereof.

            Section 2.6. The definition of Funded Debt to EBITDA Ratio as set forth in Section 1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following definition:

                  Funded Debt to EBITDA Ratio means the ratio of (i) the sum of
            Realty's and Marketing's combined total funded indebtedness for borrowed money (including obligations with respect to leases which would be capitalized) as carried on the respective balance sheets of Realty and Marketing in accordance with generally accepted accounting principles, other than trade debt or similar obligations incurred in the ordinary course of business, on the last day of each fiscal quarter to (ii) the combined amount of Realty's and Marketing's Earnings Before Interest, Taxes, Depreciation and Amortization, for the period of four consecutive fiscal quarters, ending on the last day of the fiscal quarter referred to in clause (i) above.

            Section 2.7. Section 2.4.1(b) of the Loan Agreement is hereby amended by deleting the table set forth therein in its entirety and replacing it with the following new table:

       Funded Debt to EBITDA Ratio     Interest Rate
       ---------------------------     -------------

       .50x or less to 1               LIBOR Rate + 1.00%
       .51x - .75x to 1                LIBOR Rate + 1.125%
       .76x - 1.00x to 1               LIBOR Rate + 1.25%
       1.01x - 1.24x to 1              LIBOR Rate + 1.375%
       1.25x - 1.49x to 1              LIBOR Rate + 1.50%
       1.50x - 1.74x to 1              LIBOR Rate + 1.625%
       1.75x - 1.99x to 1              LIBOR Rate + 1.75%
       2.00x - or greater to 1         LIBOR Rate + 1.875%

            Section 2.8 Section 2.15 of the Loan Agreement is hereby deleted in its entirety.

            Section 2.9 Section 3.7 and 3.8 of the Loan Agreement are hereby deleted in their entirety and are replaced with the following:

            Section 3.7. Financial Statements. The Borrower has furnished to the Bank the unaudited financial statements of the Borrower as at January 31, 1997. Such financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the financial position of the Borrower as at the date thereof and its results of operations for the periods covered thereby.

            Section 3.8. No Material Changes. Since January 31, 1997, there has been no material adverse change in the assets, liabilities, condition (financial or otherwise), operations, properties (including intangible properties) or business of the Borrower except for the conveyance of certain underground storage tanks and other personal property of the Borrower to Marketing as disclosed in that certain pro forma balance sheet as of January 31, 1997 and statement of income for the fiscal year ended on such date, which pro forma is attached hereto as Schedule 3.8.

            Section 2.10. In line 2 of Section 3.18 of the Loan Agreement, the words ", including the Lease," are hereby inserted after the word "Station".

            Section 2.11. A new Section 3.23 is hereby added to the Loan
      Agreement:

                  Section 3.23. Leases.

                  (a) The Lease has been duly authorized and validly executed and is a legal, valid and binding instrument enforceable against Realty in accordance with its terms without any defense, counterclaim or setoff, and the Lease is presently in full force and effect and has not been assigned by Realty, modified, supplemented or amended in any way. The Lease, together with the Three Party Lease Agreement, represents the entire agreement between the Borrower and Realty with respect to the Stations, and taken as a whole, the Lease, together with the Three Party Lease Agreement, represents all the agreements between the Borrower and Getty with respect to the Stations taken as a whole.

                  (b) All installments of rent and other payments due and
            payable and all obligations required to be performed as of the date hereof under the Lease have been paid or performed.

                  (c) There does not presently exist any event of default under the Lease or the Master Lease or any event which, with the giving of notice or the passage of time or both, would result in a default under the Lease or the Master Lease.

                  (d) The interest of the Borrower in the Lease is free and
            clear from all Liens of whatever kind or nature whatsoever.

                  (e) Realty is not in default under any obligation to the
            Borrower under the Lease and there are no disputes between Realty and the Borrower existing as of the date hereof which affect the Lease or which may be asserted as a defense or setoff to any payments payable thereunder.

                  (f) The Borrower has attached hereto as Exhibit E a copy of the Lease in effect on the date hereof.

                  (g) Any sublease, including the Master Lease, of any kind with respect to any station is and will be subject and subordinate to the Mortgage relating to such Stations, and is and will be substantially in the form of one or more of the attachments included in Exhibit D annexed hereto, except for leases for uses other than as gasoline service stations, as indicated on Exhibit D-1.

                  (h) There are no judicial proceedings pending or, to the best knowledge of the Borrower, threatened against the Borrower or Realty which would materially impair the rights of the Borrower under the Lease or the ability of Realty to perform the covenants and obligations required to be performed under the Lease.

                  (i) Realty is not the subject of any bankruptcy or insolvency proceeding nor has Realty made an assignment for the benefit of its creditors and there has been no material adverse change in the financial condition of Realty which would materially impair the capacity of Realty to respond to its obligations under the Lease.

            Section 2.12. In line 3 of Section 5.8(c) of the Loan Agreement, the words ", or Marketing" are hereby inserted after the word "Getty".

            Section 2.13. In lines 2, 3, 5 and 8 of Section 5.8(d) of the Loan Agreement, the words "and Marketing" are hereby inserted after the word "Getty".

            Section 2.14. A new section Section 5.19 is hereby added to the Loan
      Agreement:

                  Section 5.19. Minimum Ownership. Leo Liebowitz, during his lifetime, shall at all times own, directly or indirectly, not less than 1.8 million shares of the issued and outstanding stock of Realty having ordinary voting power (other than stock having such voting power only by reason of the happening of a contingency) ("Voting Stock"). For purposes hereof, the term "own, directly or indirectly" shall be deemed to include all Voting Stock owned by Leo Liebowitz or by any member of his immediate family or by any trust for the benefit of Leo Liebowitz or any member of his immediate family (a "Member"), which Voting Stock is held by a Member during the lifetime of Leo Liebowitz.

            Section 2.15. A new Section 6.5 is hereby added to the Loan
      Agreement:

                  Section 6.5. Modifications to Lease. The Borrower will not, without the prior written consent of the Bank, make any waivers or agreements respecting, or enter into any amendments, modifications or alterations relating to any provision of the Lease, nor will it declare the Lease in default, exercise any of the rights or remedies of lessor under the Lease, settle or compromise any claims relating to the Lease, or exercise or grant any approval under the Lease, whether verbal or in writing.

            Section 2.16. In line 3 of Section 7(h) of the Loan Agreement, the words ", or the Lease," shall be shall be inserted after the words "Power Test". In line 8 of Section 7(h) of the Loan Agreement, the words "the Lease or in" are hereby inserted after the words "contained in".

            Section 2.17. In Section 2.10 and Section 10(ii) of the Loan Agreement, the address "75 State Street, Boston, Massachusetts 02109" is hereby deleted and the address "One Federal Street, Boston, Massachusetts 02110" is substituted in place thereof.

            Section 2.18. Exhibit D to the Loan Agreement is hereby amended by adding thereto the Master Lease Agreement between Realty and Marketing attached hereto as Exhibit D.

      Section 3. Affirmation of Borrower. The Borrower hereby affirms its absolute and unconditional promise to pay to the Bank the Loans and all other amounts due under the Notes and the Loan Agreement, as amended hereby, at the times and in the amounts provided for therein. The Borrower confirms and agrees that the obligations of the Borrower to the Bank under the Loan Agreement, as amended hereby, remain secured by and entitled to the benefits of the Loan Documents as amended and in effect from time to time.

      Section 4. Representations and Warranties. The Borrower hereby represents and warrants to the Bank that the representations and warranties of the Borrower set forth in the Loan Agreement were true and correct when made with respect to the Loan Agreement as in effect as of such time and, as such representations and warranties are amended herein, continue to be true and correct on and as of the date hereof as if made on the date hereof.

      Section 5. Conditions to Effectiveness. The effectiveness of this Amendment shall be subject to the delivery to the Bank by (or on behalf of) the Borrower, contemporaneously with the execution hereof, of the following, in form and substance satisfactory to the Bank:

      (a) This Amendment executed and delivered by the Borrower and the Bank;

      (b) An amendment fee in an amount equal to .125% of the outstanding amount of the Loans;

      (c) An Affirmation and Acknowledgment of Amended and Restated Hazardous Waste Indemnification Agreement executed by Realty;

      (d) An Affirmation and Acknowledgment of Guaranty Agreement executed by Realty;

      (e) The Three Party Lease Agreement executed by the Borrower and Realty;

      (f) A favorable opinion from Samuel M. Jones, Esq., counsel to the Borrower, Realty and Marketing, addressed to the Bank and dated the date of the execution and delivery of this Amendment, in form, scope and substance satisfactory to the Bank;

      (g) Certified copies of all documents relating to the authorization and execution of the Amendment and the documents contemplated hereby and related authority and organizational documents of the Borrower, Realty and Marketing as the Bank may request; and

      (h) Any other document or instrument the Bank may reasonably request.

      Section 6. Miscellaneous Provisions.

      (a) Except as otherwise expressly provided by this Amendment, all of the terms, conditions and provisions of the Loan Agreement shall remain the same. It is declared and agreed by each of the parties hereto that the Loan Agreement, as amended hereby, shall continue in full force and effect, and that this Amendment and the Loan Agreement shall be read and construed as one instrument.

      (b) THIS AMENDMENT IS INTENDED TO TAKE EFFECT AS AN AGREEMENT UNDER SEAL AND SHALL BE CONSTRUED

ACCORDING TO AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS.

      (c) This Amendment may be executed in any number of counterparts, and all such counterparts shall together constitute but one instrument. In making proof of this Amendment it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement hereof is sought.

      (d) Headings or captions used in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof.

      (e) The Borrower hereby agrees to pay to the Bank, on demand by the Bank, all out-of-pocket costs and expenses incurred or sustained by any Person in connection with the preparation of this Amendment (including legal fees).

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be made by their duly authorized officers as a sealed instrument as of the date first set forth at the beginning of this Amendment.

                                   LEEMILT'S PETROLEUM, INC.


                                   By: /s/ John J. Fitteron
                                       -----------------------------------
                                       John J. Fitteron
                                       Senior Vice President

                                   FLEET NATIONAL BANK,
                                   successor in interest to Fleet Bank of
                                   Massachusetts, N.A.


                                   By:
                                       -----------------------------------
                                   Name:
                                         ---------------------------------
                                   Title: Vice President

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be made by their duly authorized officers as a sealed instrument as of the date first set forth at the beginning of this Amendment.

                                    LEEMILT'S PETROLEUM, INC.


                                    By:
                                        -----------------------------------
                                       John J. Fitteron
                                       Senior Vice President

                                    FLEET NATIONAL BANK,
                                    successor in interest to Fleet Bank of
                                    Massachusetts, N.A.


                                    By: /s/ Michael A. Palmer
                                        -----------------------------------
                                    Name: Michael A. Palmer
                                          ---------------------------------
                                    Title: Vice President

                                  SCHEDULE 3.8

                 Pro Forma Balance Sheet and Statement of Income

                            LEEMILT'S PETROLEUM. INC.
                           CONSOLIDATED BALANCE SHEET
                                JANUARY 31, 1997
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                        PRIOR TO
           ASSETS                       SPIN-OFF      ADJUSTMENTS       ADJUSTED
Current Assets:
Cash and cash equivalents                     $6                             $6
Current portion of loan receivable
  from Getty Petroleum Corp.               2,617                          2,617
Receivables                                  243                            243
Prepaid expenses and other
  current assets                             276         (168)(A)           108
                                         --------------------------------------

Total current assets                       3,142         (168)            2,974

Loan receivable from Getty Realty Corp.   10,844                         10,844
Property, plant and equipment, net        78,379      (15,269)(B)        63,110
Other assets                               3,672         (631)(C)         3,041
                                         --------------------------------------

    Total assets                         $96,037     ($16,068)          $79,969
                                         ======================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
 Current portion of:
  Long-term debt                           3,614                         $3,614
Accounts payable and accrued expenses      1,169                          1,169
Income taxes payable                       2,404                          2,404
                                         --------------------------------------

    Total current liabilities              7,187            0             7,187

Long-term debt                            14,315                         14,315
Intercompany loans and advances, net      17,221                         17,221
Deferred income taxes                      9,068        (8,140)(D)          928
Other liabilities                            160                            160
Stockholders' equity                      48,086        (7,928)(E)       40,158
                                         --------------------------------------

    Total liabilities and
    stockholders' equity                 $96,037      ($16,068)         $79,969
                                         ======================================

(A) Represents goodwill of $20 and prepaid real estate taxes of $148 which will be transferred to Getty Marketing.
(B) Equipment, including underground storage tanks, which will be transferred to Getty Marketing.
(C) Amount represents goodwill of $631 which will be transferred as Getty Marketing.
(D)   Impact on transfer of property, plant and equipment.
(E)   Adjusted to give effect of transfers to Getty Marketing.

                            LEEMILT'S PETROLEUM, INC
                        PROFORMA STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED JANUARY 31, 1997

Revenues:                           HISTORICAL      ADJUSTMENTS        PRO FORMA
Rental income                        $18,430           $150(A)          $18,580
Other income                           2,029                              2,029
                                     ------------------------------------------

                                      20,459            150              20,609
                                     ------------------------------------------

Costs and expenses:

Repairs and Maintenance                  265           (265)(B)               0
Rent                                   1,846                              1,846
Real Estate Taxes                      4,163         (3,500)(C)             663
Other Operating Expenses                  26                                 26
Interest expense                       1,400                              1,400
Depreciation and amortization          6,677         (3,000)(D)           3,677
                                     ------------------------------------------

                                      14,377         (6,765)              7,612
                                     ------------------------------------------

Income before provision for
  income taxes                         6,082          6,915              12,997

Provision for income taxes             2,490          2,831               5,321
                                     ------------------------------------------

    Net income                        $3,592         $4,084              $7,676
                                     ==========================================

(A) Adjusted go give effect to rentals under she Lease Agreement with Getty Marketing.
(B)   Repairs and maintenance charged to Marketing.
(C) Real estate taxes are the responsibility of Getty Marketing except for non-leased locations.
(D) Equipment, including underground storage tanks, were transferred to Getty Marketing.